EXHIBIT 99.1

Contacts:

Aphton Investor Relations

(215) 218-4371

ir@aphton.com

Aphton Announces Receipt of NASDAQ Notice of Non-Compliance;

Aphton Presented Compliance Plan to NASDAQ and Awaits Decision

PHILADELPHIA, PA – January 3, 2006 – Aphton Corporation (NASDAQ: APHT) announced today that on December 27, 2005, the Company received notice from The Nasdaq Stock Market informing the Company that it failed to regain compliance by December 20, 2005 with Marketplace Rule 4310(c)(4) requiring the Company to evidence a minimum closing bid price of $1.00 per share for at least 10 consecutive trading days. The notice from NASDAQ follows the Company’s announcement on December 5, 2005 that the Company is not in compliance with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years and was therefore subject to delisting. The Company appealed Nasdaq’s prior decision to delist the Company’s common stock because of that deficiency to a Nasdaq Listing Qualifications Panel (the “Panel”) and a hearing was granted. At the hearing for the appeal, the Company presented its plan to regain compliance with Marketplace Rule 4310(c)(2)(B).

In the December 27, 2005 letter, Nasdaq informed the Company that, in addition to considering the Company’s plan to regain compliance with Marketplace Rule 4310(c)(2)(B), the Panel will consider the Company’s plan to remedy the Company’s failure to comply with Nasdaq’s minimum bid price requirement in rendering its decision with regard to the Company’s continued listing. The Company addressed both deficiencies at the hearing for the appeal and requested an exception to evidence compliance with the NASDAQ listing criteria. The Company advised the Panel that it intended to address the bid price deficiency through the adoption of a reverse stock split. The proxy statement requesting stockholder approval of the reverse stock split was mailed to stockholders on December 16, 2005 and the special meeting of stockholders is scheduled to be held on January 9, 2006. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania, is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer. Aphton’s products seek to empower the body’s own immune system to fight disease. Through the acquisition of Igeneon AG in March 2005, Aphton acquired late-stage products, IGN101, a cancer vaccine designed to induce an immune response against EpCAM-positive tumor cells, and IGN311, a fully humanized antibody against the Lewis Y antigen. Aphton has strategic alliances with Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and Celltrion Inc. for the development, manufacturing and commercialization of IGN 311. Aphton’s most advanced product, Insegia™, targets the hormone gastrin 17 in an attempt to treat gastrointestinal cancers. Aphton is currently seeking partners that will support the further development of Insegia. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com .

Safe Harbor

This press release includes forward-looking statements, including statements about: (1) Aphton’s intention to regain compliance with the Marketplace Rules; (2) Aphton’s belief in gastrin as a viable target in treating cancer; (3) Aphton’s expectation regarding the purpose and effectiveness of fully-humanized monoclonal antibodies, IGN101 and IGN311, and its cancer immunotherapy, Insegia; and (4) Aphton’s desire to find partners that will support the development of Insegia. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 16, 2005. Aphton wishes to caution readers that certain important factors may have affected, and could in the future affect, Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton. These risk factors include, but are not limited to: (1) the willingness of the Nasdaq Listing Qualifications Panel to grant Aphton an exception to evidence compliance with the NASDAQ listing criteria; (2) Aphton’s ability to regain compliance with Nasdaq’s Marketplace Rules within that exception, if granted; (3) Aphton’s ability to find a corporate partner who is capable of financially supporting the further development of Insegia, IGN 101 and IGN 311; (4) Aphton’s ability to access sufficient capital to fund its operations; (5) scientific developments regarding immunotherapy; and (6) the actual design, results and timing of preclinical and clinical studies for Aphton’s products and product candidates.

SOURCE: APHTON CORPORATION